EXHIBIT 99.3

Dear Colleagues,

I am attaching a copy of the press release which was made public just a short time ago regarding the proposal to delist from the Frankfurt Stock Exchange (FSE), subject to approval by our shareholders.

As with all the decisions we make, this decision was not made lightly and came about only after careful consideration.  While the dual listing served us well since inception, it is now imposing constraints on our stock valuation in addition to incremental complexity.  As management we have a responsibility to highlight this constraint to our shareholders and seek a decision from them on the path forward.

If the proposal is approved by our shareholders, it will result in Linde shares being solely traded on the New York Stock Exchange.  I want you to know that this proposal has no impact on the Linde organization, our employees, our customers, our commitment to the regions where we operate, especially Germany, or the enormous pride we have in Linde’s rich history and heritage.

I encourage you to read through the press release and reach out to your business leadership with any questions in order to gain a better understanding of this topic.

Regards,

Additional Information About the Transaction and Where to Find It

This communication is being made by Linde plc (“Linde”) in respect of a proposed intercompany reorganization (the “Transaction”). An extraordinary general meeting of shareholders is expected to be announced in due course to obtain shareholder approval in connection with the Transaction. Linde intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant documents in connection with the Transaction. The definitive proxy statement (when available) will be sent or made available to shareholders and will contain important information about the Transaction and related matters. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LINDE AND THE TRANSACTION. Investors may obtain a free copy of these materials (when available) and other documents filed by Linde with the SEC at the SEC’s website at www.sec.gov, at Linde’s website at www.linde.com or by sending a written request to Forge, 43 Church Street West, Woking, Surrey, GU21 6HT, l, United Kingdom, Attention: Company Secretary.

Participants in the Solicitation

Linde and its directors and executive officers may be deemed participants in the solicitation of proxies in connection with the Transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of shareholders in connection with the Transaction will be set forth in Linde’s definitive proxy statement for its extraordinary general meeting of shareholders. You can also find information about Linde’s directors and executive officers in Linde’s proxy statement for its 2022 annual general meeting of shareholders filed with the SEC on May 2, 2022. Investors may obtain a free copy of these documents at Linde’s website noted above.

Forward-looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. They are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: Linde’s ability to implement the Transaction, including obtaining Irish High Court approval and the requisite shareholder vote; the expected timing of the Transaction, if implemented, and its expected effects on the Company, the Company’s stock price and its shareholders; the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances, including trade conflicts and tariffs; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics, pandemics such as COVID-19, and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of changes in pension plan liabilities; the impact of tax, environmental, healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; the impact of potential unusual or non-recurring items; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; the impact of information technology system failures, network disruptions and breaches in data security; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause future results or circumstances to differ materially from adjusted projections, estimates or other forward-looking statements. Linde plc assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A. Risk Factors in Linde’s Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 28, 2022, which should be reviewed carefully. Please consider Linde’s forward-looking statements in light of those risks.